402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                                    FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996





                      402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                                    FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                     Table of Contents


                                                                            Page

Independent Auditors' Report                                                F-43

Balance Sheets as of December 31, 1998 and 1997                             F-44

Statements of Operations for the Years Ended December 31, 1998, 1997 and
  1996                                                                      F-45

Statements  of Changes in Partners'  Equity  (Deficit)  for the Years
  Ended December 31, 1998, 1997 and 1996                                    F-46

Statements of Cash Flows for the Years Ended December 31, 1998, 1997
  and 1996                                                                  F-47

Notes to Financial Statements                                               F-48

                                INDEPENDENT AUDITORS REPORT


The Partners
402 Julia Street Associates Limited Partnership
Boston, Massachusetts


     We have audited the accompanying balance sheets of 402 Julia Street Associates Limited Partnership (the Partnership) as of December 31, 1998 and 1997, and the related statements of operations, changes in partners equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnerships management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Because we were not engaged to audit the statements of operations, changes in partners equity (deficit) and cash flows for the year ended December 31, 1996, we did not extend our auditing procedures to enable us to express an opinion on the results of operations, changes in partners equity (deficit) and cash flows of 402 Julia Street Associates Limited Partnership for the year ended December 31, 1996. Accordingly, we express no opinion on them.

     In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of 402 Julia Street Associates Limited Partnership as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


Lefkowitz, Garfinkel, Champi & DeRienzo P.C.


Providence, Rhode Island
February 16, 1999

                      402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                                       BALANCE SHEETS
                                 DECEMBER 31, 1998 AND 1997





                                          ASSETS

                                                          1998           1997
                                                       ----------     ----------


Investment in real estate:
   Land                                                $  132,800     $  132,800
   Building and improvements                            1,581,571      1,581,571
                                                       ----------     ----------
                                                        1,714,371      1,714,371
Less accumulated depreciation                             355,590        316,051
                                                       ----------     ----------
                                                        1,358,781      1,398,320

Cash                                                       91,640         46,067
Cash equivalent, security deposits                         19,318         19,094
Accounts receivable                                         1,314          1,314
Real estate tax and insurance escrow                       24,119         20,944
Replacement reserve                                        26,039         23,700
Deferred financing fees, less accumulated
   amortization (1998, $1,789; 1997 $30,154)               41,138         15,077
                                                       ----------     ----------
                                                       $1,562,349     $1,524,516
                                                       ==========     ==========


                         LIABILITIES AND PARTNERS EQUITY


Liabilities:
   Mortgage note payable                               $1,096,135     $1,009,551
   Accounts payable and accrued expenses                   12,325         15,325
   Accrued interest                                         6,111          8,413
   Security deposits                                       21,359         19,759
                                                        ---------      ---------

      Total liabilities                                 1,135,930      1,053,048

Commitments (Note 4)

Partners' equity                                          426,419        471,468
                                                        ---------      ---------
                                                       $1,562,349     $1,524,516
                                                        =========      =========










     The accompanying notes are an integral part of these financial statements.

                      402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                                  STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                         1998           1997           1996
                                    --------------  -------------   ------------
                                                                     (Unaudited)

Revenue:

      Rental income                 $    228,249     $   232,631       $241,273
      Interest and other income            5,498           9,502          5,234
                                       --------------  -------------   ---------
      Total revenue                      233,747         242,133        246,507
                                       --------------  -------------   ---------
Expenses:

      Operating and administrative         29,695         37,681         24,362
      Management fees                      23,842         23,075         22,400
      Repairs and maintenance              39,366         33,249         26,830
      Utilities                             7,757          5,401          8,371
      Real estate taxes                     5,967          5,836          6,046
      Insurance                             9,335          7,813         11,546
      Depreciation and amortization        56,405         44,062         50,236
                                       --------------  -------------   ---------

      Total expenses                      172,367        157,117        149,791
                                       --------------  -------------   ---------

Income from operations                     61,380         85,016         96,716

Interest expense                           87,929        101,235        101,809
                                       --------------  -------------   ---------
Net loss                               $  (26,549)     $ (16,219)      $ (5,093)
                                       ==============  =============   =========




















     The accompanying notes are an integral part of these financial statements.

                      402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                           Historic
                         Preservation
                          Properties
                         1989 Limited                     Limited
                         Partnership      Developers      Partner      Total
                         -------------   -------------  ----------  ------------

Balance,
December 31, 1995
(Unaudited)             $    372,074         157,737        (31)      $ 529,780

Distributions                      -         (18,500)         -         (18,500)

Net loss                      (3,327)         (1,766)         -          (5,093)
                         -------------   -------------  -------------  ---------

Balance,
December 31, 1996            368,747         137,471        (31)        506,187
(Unaudited)

Distributions                      -         (18,500)         -         (18,500)

Net loss                     (10,596)         (5,623)         -         (16,219)
                         -------------   -------------  -------------  ---------


Balance,
December 31, 1997
                             358,151         113,348        (31)        471,468

Distributions                      -         (18,500)         -         (18,500)

Net loss                     (17,344)         (9,205)         -         (26,549)
                         -------------   -------------  -------------  ---------


Balance,
December 31, 1998        $   340,807     $    85,643     $  (31)       $426,419

                         =============   =============  =============  =========





















     The accompanying notes are an integral part of these financial statements.

                      402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                                  STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                             1998         1997         1996
                                          -----------  -----------   ----------
                                                                     (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                              $   (26,549)  $ (16,219)    $   (5,093)
   Adjustments to reconcile net loss
     to net cash provided by operating
     activities:
      Depreciation and amortization           56,405      44,062         50,236
      Decrease (increase)in accounts
        receivable                                 -      (1,314)           377
      Increase (decrease)in accounts
        payable and accrued expenses          (3,000)     10,700         (4,625)
      Increase(decrease)in security
        deposits, net                          1,376         (78)           743
      Decrease in accrued interest            (2,302)        (50)           (45)
                                          -----------  -----------     ---------
    Net cash provided by operating
      activities                              25,930        37,101       41,593
                                            -----------  -----------   ---------


CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in   real   estate   tax
     and insurance escrow and replacement
     reserve                                   (5,514)     (11,457)      (3,620)
                                            -----------  -----------   ---------
   Cash used in investing activities           (5,514)     (11,457)      (3,620)
                                            -----------  -----------   ---------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from refinancing                1,100,000            -            -
   Payment on mortgage note payable        (1,005,764)           -            -
   Payment of deferred financing fees         (42,927)           -            -
   Principal  payments  on  mortgage
    notes payable                              (7,652)      (6,002)      (5,433)
   Distributions                              (18,500)     (18,500)     (18,500)
                                            -----------  -----------   ---------
   Net   cash   provided   by   (used
    in)financing activities                    25,157      (24,502)     (23,933)
                                            -----------  -----------   ---------

NET INCREASE IN CASH                           45,573        1,142       14,040

CASH, BEGINNING OF YEAR                        46,067       44,925       30,885
                                            -----------  -----------   ---------

CASH, END OF YEAR                           $  91,640    $  46,067     $ 44,925
                                           ===========  ===========   ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                    $ 90,231    $ 101,285     $101,854
                                            ===========  ===========   =========













     The accompanying notes are an integral part of these financial statements.

                      402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                               NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


(1)   Organization and Description of Business

     402 Julia Street Associates Limited Partnership (the Partnership), a Delaware limited partnership, was formed on July 25, 1989 to acquire a 19,000 square foot site and the building situated thereon in New Orleans, Louisiana, and rehabilitate the building into 24 residential apartment units and approximately 3,500 net rentable square feet of commercial space known as the Loft (the Property). The Partnership is owned by Historic Preservation Properties 1989 Limited Partnership (HPP 1989) as a general partner (65.33%), by Henry M. Lambert and R. Carey Bond (the Developers) as a general partner (34.66%), and by John D. Lambert III (the Limited Partner) as a limited partner (.01%).

     At December 31, 1998, the Partnership had leased 100% (unaudited) of the residential apartment units and commercial space.

(2)   Basis of Presentation and Significant Accounting Policies

      Basis of accounting

     The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

      Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Investment in real estate and depreciation

     Investment   in  real  estate  is  held  for  lease  and  stated  at  cost.
Depreciation is provided over the estimated economic useful lives of the assets using the straight-line method.

Depreciation  expense  for the  years  ended
December  31,  1998,  1997  and  1996  totaled  $39,539,   $39,539  and  $45,713
(unaudited), respectively.

      Cash, cash equivalents and concentration of credit risk

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1998 and 1997 totaled $19,318 and $19,094, respectively.

     At December 31, 1998, the Partnership had $13,041 of cash and cash equivalents on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 1997, the Partnership had no cash and cash equivalents on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation.

      Deferred financing fees

     Deferred financing fees are being amortized on a straight-line basis over the term of the mortgage note. Amortization expense for each of the years ended December 31, 1998, 1997, and 1996 totaled $16,866, $4,523 and $4,523
(unaudited), respectively. Amortization expense for the year ended December 31, 1998 includes $15,077 of previously deferred fees relating to the mortgage note refinanced during July 1998 (see Note 3).
                                      F-48



                     402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996





(2)   Basis of Presentation and Significant Accounting Policies (Continued)

      Revenue recognition

     Revenue from commercial units, principally under short-term operating leases, is recorded when due. Approximately half of all residential apartment units are rented under short-term operating leases and the remaining residential apartment units and all commercial space is rented under month-to-month arrangements. Rental revenue is recorded when due.

      Income taxes

     No provision (benefit) for income taxes is reflected in the accompanying financial statements since income or loss of the Partnership is required to be reported in the tax returns of the respective partners.

(3)   Mortgage Note Payable

     On July 17, 1998, 402 Julia refinanced its mortgage note payable by issuing a promissory note to a new lender in the amount of $1,100,000, bearing interest at 6.69%, amortizing over 30 years, and maturing in August 2008 at which time all unpaid interest and principal is due. The mortgage note requires monthly payments of principal and interest and real estate tax and insurance escrow deposits in the aggregate amounts of $7,091, and $1,312, respectively. The mortgage note also requires monthly replacement reserve deposits of $300 which the lender has waived until the lender determines that the property is not being maintained in accordance with, or an event of default occurs under, the agreements related to the mortgage note payable.

     At December 31, 1998, annual maturities of the mortgage note for each of the next five years are as follows:


                Year Ending December 31,                  Amount

                          1999                        $   12,145
                          2000                            12,962
                          2001                            13,856
                          2002                            14,812
                          2003                            15,834

     The mortgage note is secured by the Partnership's property, rents and assignment of leases.

(4)   Transactions with Related Party and Commitments

     The Partnership has a month-to-month property management and lease broker agreement with a company owned by the Developers (the Affiliate) to manage the Property for a fee equal to 6% of gross rental receipts and to serve as the lease broker for a fee equal to one half of one month's rent for each lease signed or continuation of existing rental relationship. For the years ended December 31, 1998, 1997 and 1996, fees paid under this agreement totaled $23,842, $23,075 and $22,400 (unaudited), respectively.

     The Partnership reimbursed to the Affiliate certain payroll and related payroll costs totaling $11,686, $11,437 and $7,657 (unaudited) for the years ended December 31, 1998, 1997 and 1996, respectively.







                                            F-49

(5)   Leases

     Real estate tax and operating expense reimbursements for the years ended December 31, 1998, 1997 and 1996 totaled $1,401, $2,655 and $2,581 (unaudited), respectively, and have been reported as a reduction of expenses in the accompanying financial statements.

     In most cases, management expects that in the normal course of business, commercial leases will be renewed or replaced by other leases and month-to-month arrangements with residential and commercial tenants will be continued or replaced by short-term operating leases.

(6)   Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalent security deposits, accounts receivable, real estate tax and insurance escrow, replacement reserve, accounts payable and accrued expenses, accrued interest and security deposits approximate their fair values at December 31, 1998 and 1997 due to their short maturities. The fair value of the mortgage note payable at December 31, 1998 and 1997 approximates its carrying amount based on the interest rates currently available to the Partnership for similar financing arrangements. All financial instruments are held for non-trading purposes.


                                            F-50